Exhibit 10.13

                        PURCHASE AGREEMENT BY AND BETWEEN
                          UNITED ACQUISITION, INC. AND
                 UNITED EXPRESSLINE, INC., J.J.M., INCORPORATED
                             AND THE SHAREHOLDERS OF
                UNITED EXPRESSLINE, INC. AND J.J.M. INCORPORATED

     THIS PURCHASE AGREEMENT is entered into by and between United Acquisition, Inc., an Indiana corporation ("Purchaser"), and United Expressline, Inc., an Indiana corporation "United"), J.J.M., Incorporated, an Indiana corporation ("J.J.M."), and Warren E. Johnson, an individual resident of the State of Michigan ("WEF"), Warren F. Johnson, an individual resident of the State of Michigan ("WFJ"), Andrew O. Johnson, an individual resident of the State of Indiana ("AOF"), and Mary J. Johnson, an individual resident of the State of Michigan ("MJJ") (WEJ, WFJ, AOJ, and MJJ being hereinafter collectively referred to as "Shareholders").

     WHEREAS, Shareholders own all of the authorized, issued and outstanding shares of the capital stock of United; and

     WHEREAS, WEJ, WFJ and AOJ own all of the authorized, issued and outstanding shares of the capital stock of J.J.M.; and

     WHEREAS, Purchaser has agreed to purchase, and United has agreed to sell, substantially all of the assets of United pursuant to the terms and conditions of this Agreement; and

     WHEREAS, Purchaser has agreed to purchase, and J.J.M. has agreed to sell, certain parcels of real estate pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, representations and undertakings set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     In addition to those terms defined above or elsewhere in this Agreement, the following terms shall have the meanings set forth below:

     Section 1.1. "Actual Net Assets" means the Net Assets of United as of the Closing Date, as determined by Seller's certified public accountant, but subject to the provisions of Section 2.4.

     Section 1.2.  "Agreement"  means this  Purchase  Agreement,  including  the
Schedules,   Exhibits  and  any  other  documents  delivered  pursuant  to  this
Agreement.



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     Section 1.3. "Annual Financial Statement" means the compiled balance sheets and consolidated statements of income, retained earnings, statement of cash flows and notes thereto of the Companies dated December 31, 2000.

     Section 1.4. "Asset Purchase Price" means the amount payable to United for the Assets, as provided in Section 2.2 of this Agreement.

     Section 1.5. "Assets" means all of the assets and properties of United, including, but not limited to, the following:

     (a) all machinery, equipment, trade fixtures, furniture, inventories, tools, supplies, computer software programs and tangible personal property relating to, used in or otherwise attributable to the operation of the Business;

     (b) all intangible assets, including, but not limited to, all prepaid expenses, accounts receivable, notes receivable and other indebtednesses owing to United, all goodwill if any, all telephone and fax numbers, and all Proprietary Rights owned by, used in or pertaining to the Business;

     (c) all client lists, marketing plans, catalogues, brochures, sales literature, promotional material and other selling material relating to the Business;

     (d) all books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Assets, customers, employees and the Business, including such as relate to any predecessor companies;

     (e) United's rights under all Contracts;

     (f) United's rights under all leases, including, but not limited to, all leasehold improvements and all security or other deposits;

     (g) the assets associated with the United Expressline, Inc. Deferred Compensation Plan, as reflected on the Financial Statements;

     (h) the assets of any other Plan assumed by Purchaser pursuant to Section 2.6;

     (i) the assets set forth in Schedule 1.5; and

     (j) any other assets or rights of every kind and nature, real or personal, tangible or intangible, which are owned and used by United or useful in connection with the operation of the Business.

The foregoing notwithstanding, the term "Assets" shall in no event include any Excluded Assets.



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     Section 1.6.  "Best  Knowledge"  means:  (a) in the case of an  individual, facts or matters within the actual knowledge of such individual, and facts or matters which should reasonably have been known by such individual, and (b) in the case of United, J.J.M. or Purchaser, facts or matters within the actual knowledge of any of their respective officers or Shareholders, and facts or matters which should reasonably have been known by such personnel in the proper exercise of their official duties.

     Section 1.7. "Business" means the business of United, as such business has been historically constituted and conducted.

     Section 1.8. "Closing Date" means the date on which the last of the material Closing Transactions is completed.

     Section 1.9. "Closing Transactions" means the execution of this Agreement and the performance of such other acts as are necessary to effect the purchase and sale of the Assets and, the Real Estate, including, but not limited to the payment by Purchaser of the amounts described in Sections 2.2 and 2.3 of this Agreement, the delivery of the Note to United, the delivery of the deeds for the Real Estate to Purchaser, and the delivery of any Schedules referenced in this Agreement.

     Section 1.10. "Companies" means United and J.J.M., collectively.

     Section  1.11.   "Contract"   means  each  unexpired   contract,   lease,
undertaking, commitment, license and other agreement of United in effect on the Closing Date, to which United is a party or by which United or any of the Assets are bound.

     Section 1.12. "Current Balance Sheet" means the compiled financial statements of Companies for the four (4) month period ended as of April 30, 2001.

     Section 1.13. "Environmental Law" means any material law, rule, regulation, approval, decision, decree, ordinance, by-law having the force of law or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, which relate to (a) noise; (b) pollution or protection of the air, surface water, ground water or land; (c) solid, gaseous or liquid waste generation, treatment, storage, use, processing, disposal or transportation; (d) exposure to hazardous or toxic substances; (e) the safety or health of employees or (f) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances, applicable or related to the Companies' business, as conducted at any time, or to their properties or assets.

     Section 1.14. "Excluded Assets" means:

          (a)  United's organizational records, minute books and stock records;

          (b)  United's original tax returns;



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          (c)  Any  account  receivable  or other  indebtedness  owing by United
               Specialties, Inc. to United as of the Closing Date, and any accounts receivable excluded from the definition of "Net Assets" under Section 1.22;

          (d) All of United's cash and cash equivalents as of the Closing Date, other than the assets described in Section 1.5(g) and 1.5(h);

          (e) Those trailers consigned or otherwise loaned by United to persons or firms other than race teams or other customers of United, as more particularly described in Schedule 1.14; and

          (f)  those additional assets listed in Schedule 1.14.

     Section 1.15. "Exhibits" means the exhibits referenced in and attached to this Agreement, all of which shall be deemed a part hereof

     Section 1.16. "Financial Statement Date" means December 31, 2000.

     Section 1.17. "Financial-Statements" means the Annual Financial Statement and the Current Balance Sheet.

     Section 1.18. "Indemnified Party" means a Seller Indemnified Party, or a Purchaser Indemnified Party, as defined in Article VIII.

     Section.19. "Lenders" means First Indiana Bank and Huntington Capital Investment Company. Investment Company.

     Section 1.20. "Material Adverse Effect" means an adverse effect on the properties, assets, financial position, results of operations, indebtedness, cash flows or contingent liabilities in excess of Ten Thousand Dollars ($10,000.00).

     Section  1.21.  "Minimum Net Assets"  means Net Assets with a value of Four
Million  Five  Hundred  Nineteen  Thousand  Six  Hundred   Ninety-four   Dollars
($4,519,694.00).

     Section 1.22. "Net Assets" means: (a) the total value of United's accounts receivable, inventory, leasehold improvements and equipment (net of accumulated depreciation), (b) reduced by the amount of United's accounts payable and accrued expenses; provided, further, that Net Assets shall not include: (1) the value of accounts receivable that have remained outstanding for more than ninety
(90) days following the invoice date; (2) the value of any finished goods that have remained in United's inventory for a period greater than twelve (12) months; or (3) the value of any Excluded Assets. The determination of Net Assets shall be made in accordance with generally accepted accounting principles, consistently applied.

     Section 1.23. "Note" means the promissory note delivered to United on the Closing Date pursuant to Section 2.2(b), and any replacement note issued by Purchaser



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pursuant to Section 2.4.

     Section 1.24. "Plan" means any plan, program, policy, agreement or arrangement maintained by the Companies to provide compensation or benefits for any current or former employee, officer, director, shareholder, or consultant, or any dependent or beneficiary of any of the foregoing persons, including, without limitation, any "employee welfare benefit plan" or "employee pension benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other: (a) profit sharing, pension, ESOP, 401(k) or other retirement plans or programs, (b) current and deferred compensation, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits, and (c) medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits, including any split dollar life insurance policies.

     Section 1,25. "Proprietary Rights" means all trade names, business names, brand names, trademarks, service marks, logos, copyrights, patents, internet websites, internet domain names, trade secrets, labels, know-how, ideas, designs and inventions, engineering drawings, models, designs, processes and other intellectual property and proprietary information, including, but not limited to any registration or application for registration therefore, and the right to the use thereof.

     Section 1.26. "Real Estate" means the real property owned by J.J.M. described in Schedule 1.26, together with all buildings, structures, and improvements thereon, leaseholds and J.J.M.'s right under all leases pertaining thereto, and easements, rights-ofway, and other appurtenants thereto.

     Section 1.27. "Real Estate Purchase Price" means the purchase price payable to JJ.M. for the Real Estate, as provided in Section 2.3 of this Agreement.

     Section 1.28. "Schedules" means the schedules referenced in and attached to this Agreement, all of which shall be deemed a part hereof.

     Section 1.29. "Sellers" means United,.J.J.M. and the Shareholders, jointly and severally.

     Section  1.30.  "Subsidiary"  means  any  entity  in which  the  Companies,
individually  or  collectively,   directly  or  indirectly,  own  a  controlling
interest.

                                   ARTICLE II
              PURCHASE AND SALE OF ASSETS, REAL ESTATE AND GOODWIIL

     Section 2. 1. Conveyance of Assets and Real Estate. Effective as of the Closing Date, and subject to and in accordance with the terms and conditions set forth in this Agreement: (a) United hereby transfers, conveys, assigns and delivers to Purchaser all of the Assets, and (b) J.J.M. hereby transfers, conveys, assigns and delivers to Purchaser the Real Estate. Sellers shall take such further actions and execute such further



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documents as maybe necessary to effectuate such conveyances,  including, but not limited to, the execution and delivery of corporate warranty deeds for the Real Estate and any other documents of title.

     Section 2.2. Asset Purchase Price. Subject to the adjustments and other conditions set forth in this Agreement, Purchaser will pay to United on the Closing Date the sum of Eleven Million One Hundred Five Thousand Dollars ($11,105,000.00), in full and final payment for the Assets and other rights and benefits conveyed to Purchaser by United under this Agreement. The Asset Purchase Price shall be payable as follows:



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          (a)  The  sum of  Nine  Million  Six  Hundred  Five  Thousand  Dollars
               ($9,605,000.00) will be paid to United in immediately available funds at Closing;

          (b) Purchasers shall deliver to United a promissory note in the principal sum of One Million Five Hundred Thousand Dollars
               ($1,500,000.00), on the terms set forth in Exhibit A of this Agreement, but subject to such adjustments as are provided in this Agreement.

     Section 2.3. Purchase Price for Real Estate. Purchaser will pay to J.J.M. the sum of One Million Three Hundred Ninety-Five Thousand Dollars ($1,395,000.00) in immediately available funds on the Closing Date, in fall and final payment for the Real Estate.

     Section 2.4. Adjustments to Asset Purchase Price. The Actual Net Assets shall be determined by Seller's certified public accountants and a report thereof delivered to Purchaser for review by Purchaser's accountants within thirty (10) days after the Closing Date. The parties shall confer in good faith to resolve any dispute that may arise with respect to the calculation of the Actual Net Assets. Within thirty (30) days after delivery of the accountant's report to Purchaser, the undisputed amount, if any, by which the Actual Net Assets are greater than the Minimum Net Assets shall be paid to United by Purchaser, and the undisputed amount, if any, by which the Actual Net Assets are less than the Minimum Net Assets shall be paid to Purchaser by Sellers. Any disputed amount with respect to the calculation of the Actual Net Assets shall be resolved by the accounting firm of Crowe Chizek & Company (or such other independent certified public accountant as the parties may agree in the event Crowe Chizek & Company is unable or unwilling to provide such services, or in the event Crowe Chizek & Company shall have previously provided accounting services to Sellers or Purchaser). The fees and expenses of the independent certified public accountant shall be borne one-half by United and one-half by Purchaser, unless the independent certified public accountant shall conclude in its written determination that either United or Purchaser acted in bad faith, in which event the fees and expenses of the independent certified public accountant shall be paid entirely by the party determined to have acted in bad faith. Any additional amount determined by such independent certified public accountant to be owing to either United or Purchaser shall be paid to such party within thirty
(30) days after the parties' receipt of the determination of such accountant. Any other provision of this Section notwithstanding, in the event that the total amount payable to United or Purchaser under this Section exceeds the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), the amount in excess of Two
Hundred Fifty Thousand Dollars ($250,000.00) shall be deemed added to or subtracted from (as applicable) the principal balance of the Note and, concurrently with the surrender of the original Note by United, Purchaser shall deliver to United a replacement Note reflecting such adjustment.

     Section 2.5.Allocation of Asset Purchase Price. Purchaser and Sellers agree that the Asset Purchase Price shall be allocated as set forth in Schedule 2.5. Buyer and Sellers will cooperate in the timely preparation of their respective IRS Forms 8594 in connection with the transactions contemplated by this Agreement, which shall reflect the above allocation of the Purchase Price.

     Section 2.6. Assumed Liabilities: Real Estate Taxes and Assessments. Purchaser hereby expressly assumes the Contracts and Plans identified on
Schedule 2.6.Purchaser further assumes and agrees to pay the accounts payable and accrued expenses of United identified as to payee and amount on Schedule
2.6. Sellers expressly warrant and represent that there are no debts or other obligations or liabilities of Sellers of any kind that will be binding upon or chargeable against Purchaser or its assets by reason of the transactions contemplated by this Agreement, except as set forth in Schedule 2.6. All property taxes levied with respect to the Real Property shall be apportioned between Sellers and Purchaser as of the Closing Date, based on the number of days of the taxable period before and after the Closing Date. Sellers shall be liable for the proportionate amount of such taxes attributable to the period ending on the Closing Date, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the period beginning after the Closing Date. Sellers shall remain liable for any assessments relating to the Real Estate that become a lien on the Real Estate on or before the Closing Date. Purchaser shall assume Sellers' liability for such real property taxes and assessments to the extent of the amount of such taxes and assessments included in Schedule 2.6 and in the calculation of Net Assets.

     Section 2.7. No Other Assumption of Liabilities. Any other provision of this Agreement notwithstanding, Purchaser is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of the Companies of any kind or nature whatsoever, except as expressly set forth in Schedule 2.6. By way of illustration, and not in limitation of the foregoing disclaimer, in no event shall Purchaser be deemed to have assumed or taken the Assets or the Real Estate subject to any liabilities of the Companies: (a) for any outstanding loans to Sellers or the Companies, whether by financial institutions or any other person or firm, or (b) for any claims for personal injury or property damage, or any claims relating to or arising out of a violation of any statute, regulation or other rule of law.

     Section 2.8. Closing. The Closing shall be held at the offices of Sanders & Pianowski, LLP, 401 West High Street, Elkhart, Indiana 46516 on or before the Drop Dead Date, as hereinafter defined, at such specific date and time as the parties mutually agree. For purposes of this Section, the Drop Dead Date shall be determined as follows:

          (a) The Drop Dead Date shall mean June 30, 2001; provided, however, that in the event that any delay in the Closing Date results from any failure or refusal by Sellers



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               (or any of them) to complete or  cooperate in the  completion  of the Closing Transactions, or the failure or refusal of Sellers (or any of them) to satisfy Purchaser's conditions to Closing as set forth in Sections 7.1 through 7.8, the Drop Dead Date shall be later of June 30, 2001 or the date on which such failure or refusal is cured.

          (b) In the event that the Closing Date does not occur on or before the Drop Dead Date described in subsection (a), Purchaser may, by written notice to United (an "Extension Notice"), extend the Drop Dead Date for an additional thirty-one (31) days and, upon the giving of such notice, Purchaser shall be liable to United for the payment of the additional sum of Fifty Thousand Dollars ($50,000.00).

          (c) In the event the Closing does not occur on or before the Drop Dead Date (taking into account any extension of the Drop Dead Date permitted under subsection (b) of this Section), United or Purchaser may, by written notice to the other, declare this Agreement to be terminated and of no further force or effect.

Unless otherwise agreed to by the parties in writing, the completion of the Closing Transactions shall constitute an express acknowledgment by all parties that all conditions to Closing have either been satisfied or waived.

                                   ARTICLE III
                    WARRANTIES AND REPRESENTATIONS OF SELLERS

     Sellers warrant, represent and affirm to Purchaser the truth and accuracy of the following, both as of the date of execution of this Agreement and, if later, as of the Closing Date (provided, however, that all warranties, representations and affirmations of MJJ under this Article III shall be deemed to have been made based upon her Best Knowledge, notwithstanding the absence of any specific reference to Best Knowledge in any Section of this Article):

     Section 3. 1. Capacity . The following Shareholders hold the following offices with respect to the Companies: (a) WEJ is the Chief Executive Officer of United and of J.J.M.; (b) WFJ is the Vice President of United and J.J.M.; (c) AOJ is the Secretary-Treasurer of United and J.J.M. The Shareholders are legally competent to make these warranties and representations in their individual capacities as the owners of the shares, and (excluding MJJ) in their respective capacities as officers of the Companies.

     Section 3.2. Ownership of Shares. Shareholders are the owners of all of the issued and outstanding shares of the capital stock of the Companies (in the amounts set forth in Schedule 3.2), free and clear of all liens, encumbrances and adverse claims whatsoever. Each of such shares is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. Except for the shares owned by Shareholders, there are no outstanding options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in the Companies.



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     Section 3.3. Authority for Transaction. Sellers have full and lawful right, power, and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Sellers, and it and its provisions constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). There are no claims, lawsuits, actions, arbitrations, administrative or other
proceedings,   governmental  investigations,  audits  or  inquiries  pending  or threatened against Sellers that limit, impair or otherwise affect, Sellers' right or authority to enter into this Agreement or the performance by Sellers of their obligations hereunder.

     Section 3.4. Organization. The Companies are duly organized, validly existing and in good standing under the laws of the State of Indiana, and each is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of their assets or properties may be situated or where their business is conducted except where the failure to obtain such qualification or license will not have a Material Adverse Effect. Schedule 3.4 contains: (a) the Companies' Articles of Incorporation, certified by the Secretary of State of Indiana, (b) the Companies' By-Laws, certified by the Companies' respective Secretaries. Each and all of such documents are complete and correct, and (c) a list of all states in which the Companies are admitted to do business.

     Section 3.5. Subsidiaries. The Companies have no Subsidiaries, and neither of the Companies owns securities of any other corporation, partnership, firm, association or business organization, entity or enterprise.

     Section 3.6. Predecessors. Schedule 3.6 is a listing of all names under which any of the Companies have done business, as well as the names of all predecessors of the Companies, including the names of any entities from which the Companies previously acquired significant assets.

     Section 3.7. Affiliate Relationships. Except as set forth in Schedule 3.7, neither Sellers nor any affiliate of Sellers, nor any director, officer or employee of the Companies owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by the Companies or which the Companies are operating or using or the use of which is necessary for the Business. Schedule
3.7 further includes a description of any relationships which Sellers or any director, officer, or employee of the Companies have with any other corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor (based upon the nature of such potential competitor's business as of the Closing Date), supplier or customer of any of the Companies. The term "affiliate" means with respect to any person (the term "person" to include, for purposes of this Agreement, any business entity), any other person which directly or indirectly, by itself or through one or more intermediaries, controls, or is



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controlled by, or is under direct or indirect common control with, such person.

     Section 3.8. Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by Sellers of this Agreement.

     Section 3.9 Proprietary Rights. The Companies have full and sufficient rights to use all Proprietary Rights necessary for the present operation of their businesses and the marketing, distribution, sale and use of the materials used and the products sold by the Companies. None of the ownership, access to, use or exercise of the Proprietary Rights by the Companies infringes on the rights of any other party, and all Proprietary Rights are valid and enforceable. All know-how or proprietary information in the Companies' possession has been independently developed or is generally well known or has been disclosed to the Companies by a third party without such third party having breached any obligation to another person or entity.

     Section 3.10. Title. United owns outright, and has full legal and beneficial title to all of the Assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, except as set forth in Schedule 3.10.

     Section 3.11. Defaults. Sellers are not in default under or in violation of (nor have they been alleged to be in default under or in violation of), and the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not result in a default by any of the Sellers under, or a violation of: (a) any mortgage, indenture, charter or bylaw provision, provision of any Plan, contract, agreement, lease, commitment or other instrument of any kind to which any of them are a party or by which any of them or any of their properties or assets may be bound or affected, or (b) any law, rule or regulation applicable to any of the Sellers, or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over them or any Plan.

     Section 3.12. Investment Companies. Neither of the Companies is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Companies Act of 1940, as amended, or a "holding company", a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Companies Act of 1935, as amended.

     Section 3.13. Financial Statements. The Financial Statements present accurately and fairly, in all material respects, the financial condition of the Companies as of the dates indicated thereon, and present accurately and fairly in all respects the results of the Companies' operations for the periods indicated thereon, all in accordance with generally accepted accounting principles, consistently applied.

     Section 3.14. No Material Adverse Chang . Except as set forth in Schedule 3.14, since the Financial Statement Date, there has not been: (a) any change in the Companies' organizational documents, (b) any material adverse change of any nature whatsoever in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of the Companies; (c) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Companies; (d) any change in the authorized capital of the Companies or in their securities outstanding or any change in their ownership interests; (e) any declaration or payment of any dividend or distribution in respect of equity ownership interests in the Companies or any direct or indirect redemption, purchase or other acquisition of such equity ownership interests, other than distributions of cash generated in the ordinary course of the Companies' business; (f) any contract or commitment entered into by the Companies or any agreement by the Companies to incur any liability or make any capital expenditures in excess of Ten Thousand Dollars ($10,000.00), except in the normal course of business; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Companies to any of their officers, directors, stockholders, employees, consultants or agents, except such as have occurred in the ordinary course of the Companies' business and consistent with past practice; (h) any work interruptions, labor grievances or claims filed, proposed law or regulation enacted (to the Best Knowledge of Sellers), or the occurrence of any event or condition of any character adversely affecting the business of future prospects of the Companies (other than general economic conditions); (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties of the Companies, whether now owned or hereafter acquired; (j) any sale or transfer, or any agreement to sell or transfer, any assets with a collective value in excess of Ten Thousand Dollars ($10,000.00), properties or rights of the Companies to any person, including, without limitation, Sellers and their respective affiliates; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Companies, including, without limitation, any indebtedness or obligation of Sellers or any of their affiliates; (1) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Companies or requiring consent of any party to the transfer and assignment of any such assets, properties or rights;
(m) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Companies; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other corporation; (p) any waiver of any material rights or claims of the Companies; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which the Companies are a party; (r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of the Financial Statement Date, current liabilities incurred since the Financial Statement Date in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or (s) any material transaction by the Companies outside the ordinary course of business, or any transaction prohibited hereunder.

     Section 3.15. Undisclosed Liabilities. The Companies do not have any debts or liabilities, whether accrued or contingent, due or not yet due, liquidated, unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements or as set forth in Schedule 3.15. In the case of any liabilities that are not fixed, an estimate of the maximum amount which may be payable is set forth in Schedule 3.15.

     Section 3.16. Taxes. The Companies have filed all requisite federal, state, local and other tax returns, information returns, declarations and reports for all fiscal periods ended on or before the Closing Date, and there are no claims (nor is there any matter pending which may result in a claim) against the Companies for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including the Closing Date and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the Companies' assets or adversely affect the Companies or the Assets. The amounts shown as accruals for taxes on the Financial Statements are sufficient for the payment of all taxes of any kind or nature whatsoever for all periods ended on or before the date of the Current Balance Sheet. Copies of the federal, state and local income tax returns and franchise tax returns of the Companies (collectively, "Tax Returns") for their last three (3) fiscal years have been furnished to Purchaser. The Companies have not obtained any extensions of time in which to file any federal, state and local income tax returns and franchise tax returns that have not yet been filed. The Companies have not waived any statute of limitations with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof

     Section 3.17. Accounts Receivable and Payable, Customer and Supplier Relations. The accounts receivable reflected on the Financial Statements arose in the ordinary course of the United's business and, except as reserved against on the Financial Statements, are collectible in the ordinary course of business and free of any claims, rights or defenses of any account debtor. All accounts payable reflected on the Financial Statements arose from good faith arms-length transactions in the ordinary course of business. Sellers further warrant, represent, and affirm that:

          (a) none of United's customers or suppliers have canceled or substantially reduced, or are currently attempting or threatening to cancel or substantially reduce, the services or products they purchase from or supply to United;

          (b) United has complied with all commitments and obligations and are not in default under any contracts and agreements with customers or suppliers, no notice of default has been received by United, and there are no defaults by customers, suppliers and other parties to such contracts and agreements;

          (c) United has never been a party to any governmental contracts subject to price redetermination or renegotiation.

     Section 3.18. Authority to Operate. Except as described in Schedule 3.18, the Companies have full power, authority and legal right and have all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law) necessary to own and/or operate their businesses, properties and assets and to carry on their businesses as being conducted on the Closing Date; and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including Environmental
Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Material Adverse Effect.

     Section 3.19. Legal Actions. Except as described in Schedule 3.19, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or threatened which involves or may involve the Companies or their now or previously owned or operated assets, operations, properties or businesses, or the Sellers' interests in the Companies.

     Section 3.20. Assets and Inventory. All of United's inventory is of good and merchantable quality, free from defects, and all other tangible assets are in good working order and condition, ordinary wear and tear excepted. All of the inventory located on United's business premises is owned by United, and no inventory or other assets are being stored for the benefit of any third party.

     Section 3.21. Employee Benefit Matters. The Plans listed in Schedule 3.26(l) are the only employee benefit plans and agreements maintained by the Companies for the benefit of their shareholders, members, officers, directors, employees, former employees, or independent contractors. Each Plan maintained by the Companies at any time has been operated and administered in substantial compliance with the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the provisions of the Internal Revenue Code ("Code") applicable to it. Neither the Companies nor any of their assets are subject to nor can they reasonably be expected to become subject to a lien as a result of the existence or operation of any Plan. The Companies have not had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer pension plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) at any time. No facts exist which will result in a material increase in the premium costs of any Plan for which benefits are insured or a material increase in benefit costs of any Plan which provides self-insured benefits. As of the Closing Date, the Companies have no material liabilities under any Plan that are not reflected in the Financial Statements. No facts or circumstances exist under which Purchaser will incur any liability, nor will the Assets or the Real Estate be chargeable with any liability, relating to any act or omission of the Companies or their agents or representatives with respect to Plan at any time maintained by the Companies. With respect to the Plans identified in
Section 2.6:

          (a) all premiums payable under any insured Plan have been fully paid, and all contributions required to be made to any other Plan have been made;

          (b)  all Plans  required by law to be funded  have been fully  funded;
               and

          (c) the assets to be conveyed to Purchaser pursuant to Section 1.5(g) are not less than the accrued benefits of the participants under the United Expressline, Inc. Deferred Compensation Plan.

     Section 3.22. Environmental, Health and Safety Matters. Except as set forth in Schedule 3.22, or as disclosed in the Phase I environmental surveys obtained by Purchaser dated April 6, 2001 with respect to the White Pigeon, Michigan portion of the Real Estate, and dated May 21, 2001 with respect to the Bristol, Indiana portion of the Real Estate:

          (a) The Companies are in full compliance in all material respects with all Environmental Laws.

          (b)  The  Companies  have taken all actions  reasonably  necessary  to
               permit  the   Companies   to  remain  in   compliance   with  all
               Environmental Laws, as now in effect.

          (c) There are no claimed violations or citations, nor any pending or threatened claims or complaints, against the Companies relating to Environmental Laws.

          (d) None of the Companies has received notification that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), administrative proposals to list property owned or operated by Companies on the National Priorities List under CERCLA, or the state-equivalent thereto, demand letters, notices of violations, or the like.

          (e) No equipment, hazardous waste, building materials, toxic waste, hazardous substances, petroleum products, or any other regulated substances have been, directly or indirectly, disposed or, leaked, buried, or deposited in or on the ground or within the boundaries of the properties now or previously owned or leased by Companies in any manner which violated in any material respect any Environmental Laws.

          (f)  Nothing other than permitted  waste has been  discharged into the
               sanitary  waste   disposal   system  of  the  properties  now  or
               previously owned or leased by Companies.

          (g) There are no underground storage tanks, active or abandoned, located on or under any properties now or previously owned or leased by Companies.

          (h) The Companies have not directly transported or directly arranged for the transportation of any hazardous material to any location listed or proposed for listing on the National Priorities List pursuant to any Environmental Law, or an any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Companies for any remedial work, damage to natural resources or personal injury, including claims under any Environmental Law.

          (i) There are no materials containing urea formaldehyde, asbestos, radioactive materials or polychlorinated biphenyl on or in the properties owned or leased by Companies.

          (j) No condition exists at, on or under any property now or previously owned or leased by Companies which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect.

In the event of any unintentional misrepresentation under this Section resulting from Sellers' lack of actual knowledge that any representation set forth above is inaccurate or untrue, Sellers shall have no liability to Purchaser for such misrepresentation except to the extent that Purchaser suffers or sustains any expense or other liability with respect to such misrepresentation as a result of any claim, action or proceeding by any governmental entity or other third party.

     Section 3.23. Employment Matters. The Companies have not experienced labor interruptions over the past three years and the relationship between the Companies and their employees is normal. Except as set forth in Schedule 3.23:

          (a) neither the Companies nor any employee of the Companies is in violation of any term of any express or implied employment contract, patent disclosure agreement, secrecy agreement, or any other contract or agreement relating to the relationship of any such employee with the Companies;

          (b) the Companies are not in violation of any material federal, state or local wage and hour, employment discrimination, occupational safety, or other labor or employment statutes or regulations, nor have the Companies received notice of a claim of any such violation;

          (c) no union has ever been certified, nor have the Companies ever recognized any union, as the collective bargaining representative of any of the employees of the Companies, and the Companies are not now and have never been parties to any collective bargaining agreement;

          (d) to Sellers' Best Knowledge, no union organizing activity has occurred or is now occurring with respect to any of the employees of the Companies.

     Section 3.24. Finder or Broker. Sellers acknowledge that they have retained the services of Bank One Capital Markets, Inc. in connection with this transaction, that they shall be solely responsible for any fees or other amounts payable to Bank One Capital Markets, Inc. in connection with this transaction, and that no such fees or other amounts shall be included in the computation of the Actual Net Assets. Except as set forth in the preceding sentence, there is no firm, corporation, agency, or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Sellers or the Companies, or any entity or person affiliated with Sellers or the Companies.

     Section 3.25. Representations Regarding the Real Estate. With respect to the Real Estate, Sellers warrant, represent and affirm that:

          (a) Absence of Liens and Encumbrances. J.J.M. owns outright, and has full legal and beneficial title to the Real Estate, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts, encumbrances and claims of any kind, excepting only such easements and rights-of-way affecting the Real Estate as are set forth in Schedule 3.25(a).

          (b) No Breach or Default. Except as set forth in Schedule 3.25(b), no Seller has given, nor has it received, any written notice that a breach or an event of default exists under or with respect to any agreement, arrangement, Contract, covenant, condition, deed, deed of trust, right-of-way, easement, mortgage, restriction, or other document granting any Seller title to or an interest in or otherwise affecting the Real Estate, and to the best of knowledge of any Seller no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default of any such agreement or document, by any Seller or any other person.

          (c) No Condemnation. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the best knowledge of any Seller, is threatened with respect to, or that could affect, any Real Estate or the insurability or marketability of the title thereto.

          (d) Parties in Possession. Except as set forth on Schedule 3.25(d), there are no parties in possession of any portion of the Real Estate as lessees, sublessees, tenants at sufferance, or trespassers.

          (e) Site Obligations. Except as set forth on Schedule 3.25(e), the Real Estate is not subject to any condition or obligation to any governmental entity or other person requiring the owner or any transferee thereof to donate land, money, or other property or to make off-site public improvements.

          (f) Assessments. No charges or assessments by any public authority or any other person or entity for public improvements or otherwise made against the Real Estate and required to be paid by any Seller are unpaid, including, without limitation, those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, streets (including perimeter streets), roads, and curbs.

          (g) Third Party Rights. Except as set forth on Schedule 3.25(g), no Seller has granted to any person or entity any Contract or other right to the use of any portion of the Real Estate or any facility or amenity on or relating to the Real Estate for any purpose.

          (h) Options. No Seller has entered into any Contract with any person or entity other than Purchaser to sell all or a portion of the Real Estate and has not given any person or an option or right of first refusal to purchase all or any part of or interest in the

               Real Estate that is enforceable or exercisable now or at any time in the future.

          (i) Mechanics Liens. There are no unpaid claims for labor done upon or materials furnished with respect to the Real Estate in respect of which any liens have been or maybe filed.

          (j) Access. Each parcel of the Real Estate has direct access (or indirect access through valid private easements or rights-of-way) to a publicly dedicated right-of-way.

          (k) Fee and Leasehold Interests, Etc. The Real Estate constitutes all of the real property held for use in connection with, for the conduct of, or otherwise material to, the Business.

          (1) Zoning . The Real Estate is properly zoned for its current use, and there presently exist no violations of any applicable zoning ordinances or restrictions.

          (m) Utilities. All utilities servicing the Real Estate are operated through valid public or private easements or rights-of-way, and all installation and connection charges with respect thereto have been paid in fall.

          (n) Improvements. The improvements upon the Real Estate are all located entirely within the bounds of the Real Estate and there are no encroachments of improvements from adjoining properties upon the Real Estate.

     Section 3.26. Other Disclosures. Sellers further warrant, represent and affirm that:

          (a) Schedule 3.26(a) is a list of the products of the Companies, all product registrations used by the Companies, and all toxicology studies and environmental studies of the Companies. All material safety data sheets shall be made available at Purchaser's request for inspection and copying on or before the Closing Date.

          (b) Schedule 3.26(b) is a list of the names, start dates and current annual wage rates of all salaried and hourly regular full-time and part-time employees of the Companies as of the Closing Date, together with a summary of the bonuses, additional compensation and other like benefits, if any, paid or payable to each employee and the last date, if any, on which each employee received a raise in compensation, or a bonus.

          (c) Schedule 3.26(c) contains a diagram of all real property owned or leased by the Companies, and a list of documents reflecting any other real property interests owned of record or beneficially or leased as lessee by the Companies.

          (d) Schedule 3.26(d) is a list, as of the Closing Date, showing itemized values of all inventory. All other assets owned or leased by the Companies which have been capitalized and have an unamortized or undepreciated value of One Thousand Dollars ($1,000.00) or more, including machinery, equipment, vehicles and rolling stock, are listed on Schedule 1.5.

          (e) Schedule 3.26(e) is a list of raw materials or other property that has been consigned to the Companies, or is otherwise owned by a third party, and has a market value exceeding One Thousand Dollars ($ 1,000.00).

          (f) Schedule 3.26(f-g) is an accurate list of all workers' compensation and other insurance claims (other than health insurance claims) received for the past three policy years. Sellers have provided Purchaser with a copy of each policy of insurance maintained by the Companies (to the extent available) together with a description of the premiums, coverages, insurers, expiration dates and deductibles. Such insurance is currently in full force and effect, the Companies' insurance has never been canceled, the Companies have never been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period, such coverage is adequate in character and amount, and such coverage is placed with financially sound and reputable insurers unaffiliated with either Sellers or the Companies.

          (g) Schedule 3.26(f-g) is a description of all claims, demands, actions or proceedings brought by or against the Companies, or otherwise pending against the Companies, involving an amount in excess of Five Thousand Dollars ($5,000.00), at any time during the five (5) year period preceding the Closing Date.

          (h) Schedule 3.26(h) is a list and summary description of, or copies of, an governmental licenses and permits of the Companies.

          (i) Schedule 3.26(i) is a list of all of the Companies' Proprietary Rights, indicating the registered and beneficial owner and the date of grant thereof, and a description of all license fees and royalties (or the basis of calculation thereof) required to be paid now or in the future by the Companies for the use and practice of their Proprietary Rights.

          (j) Schedule 3.26(j) is a list of all Contracts having a value in excess of One Thousand Dollars ($1,000.00). For Purposes of this Section, a Contract shall be deemed to have a value in excess of One Thousand Dollars ($1,000.00) if it provides for: (1) the receipt or payment by United of a sum in excess of One Thousand Dollars ($1,000.00) over a period of less than one (1) year; (2) the receipt, delivery or use by United of goods, services, facilities or other rights or property with a value in excess of One Thousand Dollars ($1,000.00); or (3) an unexpired term as of the Closing Date in excess of one (1) year. As used in this Section, the term "Contract" shall also include any letter, agreement, certification or other oral or written representation to any wholesaler, distributor, franchisee, governmental agency or other person or entity regarding the authority of any person, firm or other entity to act as a reseller of any of the Companies' products or services.

          (k) Schedule 3.26(k) is a list of all obligations, contingent or otherwise, covering any of the Companies' employees under any employment or consulting agreement, and copies of any document memorializing any such obligations.

          (1) Schedule 3.26(l) is a list of all Plans maintained by the Companies, a description of each such Plan, and a description of the cost to the Companies of funding and administering each such Plan.

     Section 3.27. Insolvency Upon the closing of the transactions contemplated by this Agreement, none of the Sellers will be insolvent.

     Section 3.28. Full Disclosure. No representation or warranty by Sellers in the Agreement, and no statement made or delivered by the Companies or Sellers to Purchaser in or in connection with the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

     Section 3.28. Survival and Expiration of Sellers' Representations and Warranties. The warranties and representations set forth in this Article shall survive for a period of fifteen (15) months following the Closing Date; provided, however, that the expiration of such period shall not extinguish any claim which may be brought by Purchaser against Sellers for fraud, and any such claim shall survive for the applicable statute of limitations.

                                   ARTICLE IV
                   WARRANTIES AND REPRESENTATIONS OF PURCHASER

     Purchaser warrants, represents and affirms to Sellers the truth and accuracy of the following, both as of the date of execution of this Agreement and as of the Closing Date:

     Section 4.1. Authority for Transaction. Purchaser has full right, power, and authority to execute, deliver and perform this Agreement, and consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Purchaser, and it and its provisions constitute, legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations, audits or inquiries pending or threatened against Purchaser that limit, impair or otherwise affect, its right or authority to enter into this Agreement or the performance by Purchaser of its obligations hereunder.

     Section 4.2. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly qualified or licensed to do business in all other states in which any of its assets or properties may be situated or where its business is conducted, except where the failure to obtain such qualification or license will not have a Material Adverse Effect. Schedule 4.2 is: (a)

Purchaser's Articles of Incorporation, certified by the Secretary of State of Indiana, and (b) Purchaser's Code of By-Laws, certified by its Secretary. Each and all of such documents are complete and correct.

     Section 4.3. Consents. No approval, consent, order or action of, or filing with, any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by Purchaser of this Agreement.

     Section 4.4. Defaults. Purchaser is not in default under or in violation of; and the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not result in a default by Purchaser under or a violation of: (a) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or affected, or (b) any law, rule or regulation applicable to Purchaser or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over Purchaser, which default or violation could adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or will have a Material Adverse Effect.

     Section 4.5. Investment Companies. Purchaser is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Companies Act of 1940, as amended, or a "holding company", a "Subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Companies Act of 1935, as amended.

     Section 4.6. Finder or Broker. There is no firm, corporation, agency, or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Purchaser, or any entity or person affiliated with Purchaser.

     Section 4.7. Insolvency Upon the closing of the transactions contemplated by this Agreement, Purchaser will have received equity investments of not less than One Million Two Hundred Fifteen Thousand Dollars ($1,215,000.00), and will not be insolvent.

     Section 4.8. Full Disclosure. No representation or warranty by Purchaser in the Agreement, and no statement made or delivered to by Purchaser to Sellers in or in connection with the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

     Section 4.9. Survival and Expiration of Representations and Warranties of Purchaser. The warranties and representations set forth in this Article shall survive for a period of fifteen (15) months following the Closing Date; provided, however, that the expiration of such period shall not extinguish any claim which may be brought by Sellers against Purchaser for fraud, and any such claim shall survive for the applicable statute of limitations.

                                    ARTICLE V
                       ADDITIONAL COVENANTS AND AGREEMENTS

     Section5.1. Nondisclosure and Non-Piracy Agreement Sellers acknowledge and agree that they have developed and maintained information regarding the customers of United that is unique and valuable in servicing such customers, and that the names, addresses, sales history, and other information and records regarding the Companies' customers, as well as United's pricing information, manufacturing methods, and other methods and procedures utilized in the Business, are a unique and valuable asset, are not readily available from other sources. Sellers further acknowledge and agree that the foregoing constitute trade secrets and goodwill of United (all of which is hereinafter referred to as "Trade Secrets"), the conveyance of which was a material inducement to Purchaser to enter into and perform this Agreement. In recognition of the foregoing, Sellers agree to keep all such Trade Secrets confidential, and further agree that for a period of five (5) years following the Closing Date, Sellers shall not (except in the proper performance of their duties under any employment or consulting agreements with Purchaser), directly or indirectly:

          (a) disseminate or disclose to any person or firm, or use in any commercial manner, any Trade Secret;

          (b)  advise  or in any  way  solicit  or  encourage  any  of  United's
               customers  to   discontinue   or  curtail  their   business  with
               Purchaser;

          (c)  assist or  encourage  any  person or firm  engaged in whole or in part in any business that is substantially similar to the Business to solicit the United's customers; or

          (d) make or publish false or disparaging remarks regarding Purchaser or any of the products or services provided by the Business.

Sellers agree that in the event of any breach of the restrictions imposed under this Section with respect to any customer, the restrictive period described in this Section, as it relates to such customer, shall be extended for a like period beginning on the date on which each and all of Sellers cease the conduct which gives rise to such breach. For purposes of this Section, the term "customer" shall mean only such customers with which United transacted business during the three (3) year period immediately preceding the Closing Date, and shall also include any business or company which acquires, is acquired by, or merges with any such customer (whether in a transaction involving stock or assets) during the period that the restrictions imposed by this Section remain in effect and for the duration of such period.

     Section 5.2. Noncompetition Agreement. In order to protect the Trade Secrets, and as a further inducement for Purchaser to enter into this Agreement, Sellers agree that, for a period of five (5) years following the Closing Date, they shall not (except in the proper. performance of duties under any employment or consulting agreements with Purchaser) operate, manage, own any interest in, or be employed by any person or firm engaged in whole or in part in a business substantially the same as the Business, anywhere in the United States of America; provided, however, that nothing contained in this Section shall prohibit Sellers from engaging in the businesses described in Schedule 5.2. Sellers agree that in the event of any breach of the restrictions imposed under this Section, the restrictive period described in this Section shall be extended for a like period beginning on the date on which each and all of Sellers cease the conduct which gives rise to such breach.

     Section 5.3. Enforcement of Restrictive Provisions. Sellers acknowledge and agree that:

          (a) The restrictions set forth in Sections 5.1 and 5.2, including, but not limited to, the time periods and geographic limitations, are reasonable and appropriate. The parties further acknowledge that such restrictions are necessary for the protection of the Trade Secrets acquired by Purchaser under this Agreement.

          (b) In the event that any of the provisions of Section 5.1 or 5.2 relating to the geographic area of restriction, the period of restriction or the scope of such restriction shall be determined by any court of competent jurisdiction to exceed the maximum enforceable area, period or scope, the geographic area of restriction, the period of restriction, and the scope of the restriction, as applicable, shall be deemed to be the maximum enforceable area, period and scope, and such court is expressly authorized by the parties to reform this Agreement to so provide.

          (c) In the event that any provision of Section 5.1, 5.2 or 5.3 is held to be unenforceable or invalid by any court of competent jurisdiction, and not subject to reformation under subsection
               (b), such provision shall be deemed severed from this Agreement and the remaining provisions shall continue in full force and effect to the same extent as if such invalid or unenforceable provision had not been included in this Agreement.

          (d)  In the event of a breach by Sellers of any of the  provisions  of
               Section 5.1 or 5.2 of this Agreement, the damages sustained by Purchaser would be impossible to ascertain with certainty, and Purchaser would have no adequate remedy at law. Purchaser shall, therefore, be entitled to injunctive relief, without bond, to restrain any such breach or threatened breach by Sellers; provided, however, that nothing contained in this Agreement shall operate to preclude Purchaser from pursuing any other lawful remedies available in the event of any actual or threatened breach of any provision of this Agreement. Purchaser shall be entitled to an award of its costs, expenses and attorneys' fees incurred in successfully enforcing its rights under the provisions of Section 5.1 or 5.2, including any action for injunctive relief.

          (e) The provisions of Sections 5.1, 5.2 and 5.3 shall be deemed independent of any other provision of this Agreement, and the existence of any claim or cause of action by Sellers against Purchaser shall not constitute a defense to the enforcement of said sections by Purchaser.

The provisions of Sections 5.1, 5.2 and 5.3 shall inure to the benefit of the successors of Purchaser. The liability of each Shareholder relating to any breach of Section 5.1 or 5.2 of this Agreement shall be several and not joint, and no Shareholder shall be liable for a breach by any other Shareholder of such Sections.

     Section 5.4 ' Employment of Gary H. Stanley Purchaser shall employ Gary H. Stanley on the terms and conditions on such terms as are mutually acceptable to them.

     Section 5.5. Employment of Stockholders. Purchaser may, in its sole discretion, elect to employ any of the Stockholders on such terms and conditions as may be mutually satisfactory to Purchaser and any such Stockholder.

     Section 5.6. Conduct of Business in Normal Course through Closing Date. In the event that the date of execution of this Agreement is not the Closing Date then, at all times through and including the Closing Date, Sellers shall:

          (a) carry on the Business and activities diligently and in substantially the same manner as the Business previously has been carried on, and consistent with the representations and warranties set forth in Section 3.14;

          (b) not institute any new methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by the Sellers as of the date of this Agreement; and

          (c)  maintain  their  books  and  records  in  accordance   with  past
               practices.

     Section 5.7. Further Cooperation. At all times from and after the Closing Date, the parties shall cooperate as follows:

          (a) Sellers shall, upon the request and at the expense of Purchaser, and Purchaser shall, upon the request and at the expense of Sellers, promptly execute and deliver such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the sale, conveyance, transfer, assignment, and delivery hereunder of the Assets and the Real Estate, the assumption by Purchaser of the Contracts, Plans and liabilities set forth in Schedule 2.6, the performance by the parties of any of their other respective obligations under this Agreement, and to carry out the purposes and intent of this Agreement.

          (b) Purchaser shall retain possession of all files and records transferred to Purchaser pursuant to Section 1.5(d) of this Agreement for a period of seven (7) years from the Closing Date. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, Purchaser shall provide access to Sellers and their attorneys, accountants, and other representatives, at Sellers' expense, to such files and records as Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any claims, demands, actions or proceedings, including, but not limited to, any tax return, audit, inquiry or protest; provided, however, that Sellers shall conduct any review or examination of such documents in such manner as to avoid interference with Purchaser's conduct of the Business. In the event that Purchaser at any time proposes to dispose of such documents, Purchaser shall give Sellers twenty (20) days advance written notice, during which period Sellers may elect, at Sellers' sole cost and expense to take possession of and remove such documents.

     Section 5.8. Retention of Employees. Purchaser acknowledges that it is Purchaser's intent to hire substantially all of United's employees, other than the Shareholders, immediately following the Closing Date; provided, however, that the status of such employees shall be "employees-at-will," and nothing contained in this Agreement shall operate to bestow any employment or other rights on any such employees.

     Section 5.9. Corporate Name. Sellers shall take such actions as may be necessary to cause United to change its corporate name within ten (10) days following the Closing Date, and shall thereafter discontinue all use of the name "United Expressline" or any substantially similar name. Sellers shall also take such actions as may be necessary to cause United Specialties, Inc. to modify its current logo, so as to eliminate any similarity with the logo currently used by United; provided, however, that nothing contained in this Agreement shall require United Specialties, Inc. to change or discontinue the use of its corporate name.

     Section 5.10. Race Team Sponsorship. The parties acknowledge that United has sponsored a certain motor vehicle racing team (the "Team"), and that it is the intent of WEJ to continue to operate the Team for some period after the closing date. Purchaser agrees to sponsor the Team from and after the Closing Date, in accordance with the following:

          (a) Purchaser, operating under the name United Expressline, Inc. shall be denominated as the primary Team sponsor, and the Team shall be known as the United Expressline Racing Team. The name United Expressline shall be featured prominently (in type at least 50% larger than the name of any other sponsor of the Team) on each vehicle, on the trailers used by the Team, on the drivers' racing helmets and clothing, and in any printed materials used or distributed by the Team.

          (b) Purchaser shall pay to the Team the sum of Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($4,166.67) for each calendar month following the Closing Date, for so long as Purchaser's sponsorship continues under this Section; provided, however, that such payment shall be prorated in the case of any partial calendar month. Such payment shall be made by Purchaser as of the last day of each such calendar month, in arrears.

          (c) Purchaser and WEJ shall enter into a lease providing for the use by the Team of certain living quarters located on the Real Estate at a rental rate of One Dollar ($1.00) per year, with Purchaser to bear the cost of the insurance, taxes, maintenance and utilities associated with such residences. The terms of such lease shall be as more particularly described in Exhibit B of this Agreement, which terms shall provide for the indemnification of Purchaser, its officers, directors and employees, from and against any liability not covered by Purchaser's insurance relating to or arising out of the construction of the living quarters without securing the proper permits, and the failure of such living quarters to meet applicable building or safety codes.

          (d) Purchaser's sponsorship of the Team shall continue for a period of ten (10) years following the Closing Date of this Agreement, or until WEJ (or a corporation that is majority owned by any or all of the Shareholders) ceases to own the Team, whichever first occurs. Upon expiration of such sponsorship, the rights and obligation of the parties under this Section shall terminate and be of no further force or effect.

     Section 5.11. Coverage of United on Purchaser's Insurance. United may, at its sole cost and expense, continue coverage as an additional named insured under such of Purchaser's liability insurance coverages as United may elect by written notice to Purchaser. In the event United makes such an election, United shall remit to Purchaser, upon demand, the amount by which the premiums for such insurance coverage exceed the premium which would have been charged to Purchaser if United had not elected such coverage. The right of United to continue coverage under this Section shall continue until the earliest of the following dates: (a) the date which is the tenth (10th) anniversary of the Closing Date;
(b) the date on which United resumes any active business operations; or (c) the fifth (5th) day after written notice by Purchaser to United of the non-payment of any amount due Purchaser under this Section, if such failure has not been fully cured as of such date.

                                   ARTICLE VI
                          SELLERS'CONDITIONS TO CLOSING

     The obligation of Sellers to proceed with the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     Section 6.1. Representations and Warranties. The representations and warranties of Purchaser set forth herein shall be true and correct in all material respects as of the Closing Date.

     Section 6.2. Performance and Document Delivery. Purchaser shall have performed in all material respects, at or prior to the Closing Date, all acts in accordance with its covenants set forth herein, including, but not limited to, delivery to Sellers of the following documents:

          (a) A certificate of good standing regarding Purchaser certified by the Secretary of State of Indiana;

          (b) A certificate dated as of the Closing Date signed by a duly authorized officer of Purchaser, certifying that the representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects as of the Closing Date and that Purchaser has fulfilled all of the conditions of this Article VI;

          (c) Resolutions adopted by the board of directors of Purchaser, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer of Purchaser;

          (d) An incumbency certificate, executed by a duly authorized officer of Purchaser, certifying the identity of the individuals with authority to execute this Agreement on behalf of Purchaser; and

          (e)  Schedule 4.2.

     Section 6.3. Opinion of Counsel. Purchaser shall have delivered to Sellers an opinion of counsel to Purchaser, dated the Closing Date, in a form reasonably acceptable to counsel for Sellers.

     Section 6.4. No Injunction . No action proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of Purchaser, if such action, proceeding, investigation or legislation, in the reasonable judgment of Sellers or their counsel, would make it inadvisable to consummate such transactions.

                                   ARTICLE VII
                        PURCHASER'S CONDITIONS TO CLOSING

     The obligations of Purchaser to proceed with the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     Section 7.1. Due Diligence Review; Delivery of Schedules. Purchaser shall have completed, and in its sole discretion be satisfied with the results of, its due diligence review of the operations and financial condition of the Companies. Sellers shall have delivered to Purchaser the Schedules referenced in Article III of this Agreement, and such Schedules shall be satisfactory to Purchaser in its sole discretion.

     Section 7.2. Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, or any document or instrument delivered to Purchaser hereunder, shall be true and correct in all material respects as of the Closing Date.

     Section 7.3. Performance and Document Delivery, Generally Sellers shall have performed in all material respects, at or prior to the Closing Date, all acts in accordance with their covenants herein, including, but not limited to, delivery to Purchaser of the following documents:

          (a) Good standing certificates regarding each of the Companies, certified by the Secretary of State of Indiana;

          (b) A certificate dated as of the Closing Date signed by Shareholders and a duly authorized officer of the Companies, certifying that the representations and warranties of Sellers set forth in this Agreement are true and correct in all material respects as of the Closing Date and that Sellers have fulfilled all of the conditions of this Article VII;

          (c) Resolutions adopted by the boards of directors of the Companies approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer;

          (d) An incumbency certificate, executed by a duly authorized officer of the Companies, certifying the identity of the individuals with authority to execute this Agreement on behalf of the Companies;

          (e) All books and records of the Companies described in Section 1.5(d), and such other documents as shall be reasonably requested by Purchaser (but excluding those books and records that are Excluded Assets); and

          (f) Any documents of title necessary for the lawful transfer of any of the Assets.

     Section7.4. Performance and Document Delivery with Respect to Real Estate. Sellers shall, at their sole expense, deliver to Purchaser the following:

          (a) A duly executed Corporate Warranty Deed for each parcel of the Real Estate;

          (b) Owner's policies of title insurance (the "Title Insurance Policies") for the Real Estate from a title insurance company reasonably acceptable to Purchaser (the "Title Company"), insuring good and marketable title to the Real Estate in Purchaser as of the Closing Date, which Title Insurance Policies shall be in a form acceptable to Purchaser, and free of all standard policy exceptions other than exceptions for survey matters. If any defect cannot be removed prior to Closing, Purchaser may, at its sole option, terminate this Agreement or agree with Sellers upon a reduction in the Real Estate Purchase Price based upon the diminution in the reduced value to Purchaser caused by the defect. The Title Insurance Policies, in addition, shall not be subject to any taxes or assessments other than current, non-delinquent real estate taxes and assessments. The Title Insurance Policies shall insure current zoning of the Real Estate in zoning endorsements, specifically stating that the current uses of the Real Estate are permitted uses under the applicable zoning classifications, shall insure access to publicly dedicated, constructed, and open rights-of-way, and shall insure the contiguity of any separate parcels comprising the Owned Premises. The Title Insurance Policies shall be in amounts acceptable to Purchaser and its Lenders;

          (c) Duly authorized Vendor's Affidavits acceptable to Purchaser and the Title Company;

          (d) If applicable, Disclosure of Sales Information Forms acceptable to Purchaser and the Title Company,

          (e ) A certificate of an officer of J.J.M. that no disclosure is required pursuant to the Indiana Responsible Property Transfer Law (or any comparable statute of any other state), or delivery of the disclosure document, if required;

          (f) Any other documentation that may be reasonably required by the Title Company in order to insure Purchaser with good and marketable title to the Real Estate.

     Section 7.5. No Adverse Change. There shall not have been any change between the Financial Statement Date and the Closing Date which has had or will have a Material Adverse Effect on the business, operations, financial condition, assets or prospects of the Companies, and a certificate shall have been delivered to Purchaser to such effect signed by Sellers.

     Section 7.6. Opinion of Counsel. Purchaser shall have been furnished with an opinion of counsel to Sellers, dated the Closing Date, in a form reasonably satisfactory to counsel for Purchaser, and to the Lenders. Such opinion shall also be addressed to the Lenders.

     Section 7.7. Consents and Approvals. Sellers shall have obtained all necessary consents and approvals, in form and substance satisfactory to Purchaser, required under all leases and other material contracts pertaining to the assets or the business of the Companies and satisfying any approval or permit or licensing requirements for consummation of this transaction and necessary to carry on the business of the Companies as it is currently being conducted.

     Section 7.8. No Injunction. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of the Companies, if such action, proceeding, investigation or legislation, in the reasonable judgment of Purchaser or its counsel, would make it inadvisable to consummate such transactions.

     Section 7.9. Financing. Purchaser shall have secured financing in such amounts and upon such terms as Purchaser reasonably determines, and the Lenders shall have released to Purchaser the proceeds of such financing.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1. Indemnification of Purchaser. Sellers jointly and severally agree to indemnify and hold harmless Purchaser (and each shareholder, officer, director, employee or agent of Purchaser), and their respective estates, successors, and assigns (each a "Purchaser Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the "Losses") reasonably incurred by such Purchaser Indemnified Party as a result of:

          (a) the untruth, inaccuracy or breach of any representation or warranty made by the Sellers in the Agreement;

          (b) the nonfulfillment or breach of any covenant, agreement or obligation of Sellers contained in the Agreement;

          (c) any and all amounts of federal, state, and/or local income, franchise, property, and/or sales and use taxes that may be assessed against Purchaser with respect to any taxable period ending on or before the Closing Date for which adequate provisions therefor has not been made through the Closing Date, as reflected on the Companies' books of account and in the Companies' Financial Statements as of the Closing Date; and the amount of any interest and/or penalties that may be assessed with respect to said tax assessments; or

          (d) any claim demand, action, damages, costs, expenses or other liabilities of any kind relating to or arising out of any goods manufactured or services provided by any of the Companies on or before the Closing Date, including, but not limited to, any claim alleging negligence, strict liability or breach of contract.

Any other provision of this Article notwithstanding, Sellers' indemnity obligations to the Purchaser Indemnified Parties shall be subject to the following limitations: (1) Sellers shall not be obligated to indemnify any Purchaser Indemnified Party unless and until the total of all Losses incurred by the Purchaser Indemnified Parties exceeds the sum of Two Hundred Thousand Dollars ($200,000.00), and then only for the amount in excess of Two Hundred Thousand Dollars ($200,000.00), and (2) Sellers shall have no obligation to indemnify any Purchaser Indemnified Party for Losses sustained by the Purchaser Indemnified Parties for such portion of the aggregate amount of all Losses sustained by all Purchaser Indemnified Parties, collectively, as exceeds the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). No indemnity shall be required with respect to any claim of breach or alleged breach of any warranty or representation presented after such representation or warranty has expired pursuant to the terms of Section 3.28, except for claims of fraud to the extent provided in
Section 3.28.

     Section 8.2. Indemnification of Sellers. Purchaser shall indemnify and hold harmless Sellers (and each shareholder, officer, director, employee or agent of the Companies), and their respective estates, successors, and assigns (each a "Seller Indemnified Party") from and against any and all Losses reasonably incurred by such Seller Indemnified Party as a result of:

          (a) the untruth, inaccuracy or breach of any representation or warranty made by the Purchaser in the Agreement;

          (b) the nonfulfillment or breach of any covenant, agreement or obligation of Purchaser contained in the Agreement; and

          (c) any debts or other liabilities owed to any person or firm with respect to goods or services ordered or purchased by Purchaser after the Closing Date.

Any other provision of this Article notwithstanding, Purchaser's indemnity obligations to the Seller Indemnified Parties shall be subject to the following:
(1) Purchaser shall not be obligated to indemnify any Seller Indemnified Party unless and until the total of all Losses incurred by the Seller Indemnified Parties exceeds the sum of Two Hundred Thousand Dollars ($200,000.00), and then only for the amount in excess of Two Hundred Thousand Dollars ($200,000.00), (2) Purchaser shall have no obligation to indemnify any Seller Indemnified Party for Losses sustained by the Seller Indemnified Parties for such portion of the aggregate amount of all Losses sustained by all Seller Indemnified Parties, collectively, as exceeds the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00); and (3) paragraphs (1) and (2) of this sentence shall not apply with respect to Purchaser's failure or refusal to pay all or any portion of the Asset Purchase Price or the Real Estate Purchase Price, including, but not limited to, any amount due under the Note. No indemnity shall be required with respect to any claim of breach or alleged breach of any warranty or representation presented after such representation or warranty has expired pursuant to the terms of Section 4.9, except for claims of fraud to the extent provided in Section 4.9.

     Section 8.3. Notification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim, except that, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the indemnifying party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the indemnifying party pursuant to the provisions of this Article. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the Indemnified Party and the indemnifying party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 8.4.

     Section 8.4. Defense of Actions. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its liability to the Indemnified Party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Indemnified Party harmless from and against any losses, damages, expenses, or liability caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding Each Indemnified Party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the Indemnified Party, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the Indemnified Party the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

     Section 8.5. Payment. All indemnification under this Article shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability, or by set-off against any amounts otherwise owed by Purchaser to Sellers or by Sellers to Purchaser, as the case may be.

                                   ARTICLE IX
                              ADDITIONAL PROVISIONS

     Section 9.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by an overnight courier service, delivery charge prepaid:

          (a)           If to Purchaser, to:

                        Timothy S. Durham
                        Obsidian Capital Partners, LLC
                        111 Monument Circle, Suite 3680
                        Indianapolis, Indiana 46204

                        with a copy to:

                        John L. Egloff
                        Riley Bennett & Egloff
                        Box 82035
                        One American Square
                        Indianapolis, Indiana 46282

           (a)          If to Sellers, to:

                        Warren E. Johnson and Mary J. Johnson
                        10380 James Street
                        White Pigeon, Michigan 49099

                        Warren F. Johnson
                        28845 Thomas Road
                        White Pigeon, Michigan 49099

                        Andrew O. Johnson
                        21671 Durham Way
                        Bristol, Indiana 46507

                        with a copy to:

                        Michael A. Pianowski
                        Sanders & Pianowski, LLP
                        401 West High Street
                        Elkhart, Indiana 46516

or at such other addresses as maybe furnished to the parties by written notice given as provided in this Section.

     Section 9.2. Severability Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

     Section 9.3. Governing Law: Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without regard to its conflicts of law principles. The parties agree that venue for any action or proceeding brought by any party relating to or arising out of this Agreement or the Note shall lie exclusively with the circuit or superior courts of Elkhart County, Indiana, or the U. S. District Court for the Northern District of Indiana, and each party expressly consents to such venue and waives its right to maintain any such action or proceeding in any other forum.

     Section 9.4. Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     Section 9.5 Modifications; Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     Section 9.6 Assignment. Purchaser may assign its rights under this Agreement to any affiliated entity, and may collaterally assign to its Lenders its rights with respect to the representations, warranties, covenants and indemnities made or granted to Purchaser under this Agreement. Except as provided in the preceding provisions of this Section, this Agreement shall not otherwise be assignable by any of the parties hereto without the written consent of all other parties.

     Section 9.7 Binding Effect. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors-and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the parties hereto.

     Section 9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.10 Survival of Representations and Warranties. The representations and warranties of the parties contained in the Agreement shall survive the Closing and shall not be extinguished thereby notwithstanding any investigation or other examination by any party.

     Section9.11 Construction of Terms. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party has reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever the masculine gender is used herein, it shall be deemed to include the feminine and the neuter.

     Section 9.12. Entire Agreement. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS. The parties further acknowledge that this Agreement and the other documents delivered pursuant hereto constitute the entire agreement and understanding between Sellers and Purchaser, superseding and canceling all prior agreements and understandings relating to the subject matter hereof, whether written or oral. Each party has had adequate opportunity to consult with legal, financial, tax and other advisors prior to its execution of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth opposite their respective signatures.

                                 "SHAREHOLDERS"

/s/ Warren E. Johnson    6/5/01
Warren E. Johnson                                       /s/ Mary J. Johnson
                             (Date)                     Mary J. Johnson

/s/ Warren F. Johnson    6/5/01
Warren F. Johnson                                       /s/ Andrew O. Johnson
                                        (Date)          Andrew O. Johnson
                                        (Date)

                                   "COMPANIES"

United Expressline, Inc.                        J.J.M., Incorporated

By:  /s/ Warren E. Johnson     6/5/01           By: /s/ Warren E. Johnson
Warren E. Johnson, Chairman              (Date)     Warren E. Johnson, Chairman
                                         (Date)

                                   "PURCHASER"

United Acquisition, Inc.

By:_________________________
Its:  Chairman
Date:  June 6, 2001